EXHIBIT 99.1

PRESS RELEASE

Kreisler Manufacturing Corporation Elects Retired Air Force Lieutenant General Richard T. Swope as a Director

Elmwood Park, New Jersey, February 15, 2007 -- Kreisler Manufacturing Corporation (NASDAQ: KRSL) is pleased to announce the election of Richard T. Swope as a director of the Company. The board of directors of the Company has determined that Mr. Swope is an independent director under the applicable NASDAQ Marketplace Rules.

"We are very pleased that Dick Swope is joining our board," said Kreisler CEO Michael Stern. "We will quickly benefit from Dick's wealth of experience and strategic insights gained through his many years of service in the military and industry. As a former F-4 Phantom II fighter pilot, Dick is extremely familiar with the type of aircraft engine components produced by Kreisler and our customers."

Mr. Swope was a U.S. Air Force Officer for 34 years and retired as a Lieutenant General in 1998. Mr. Swope's last active duty assignment was Inspector General of the Air Force. Mr. Swope is currently Vice President, Air Force Programs at Cypress International Inc. where he provides strategic consulting services to select companies. Mr. Swope is also a member of Cypress International's board of directors. Prior to joining Cypress International in 2004, Mr. Swope was Vice President, Air Force Programs, at Lockheed Martin Corporation from 1999 to 2004 where he was responsible for developing strategic business plans for Federal Government and Department of Defense markets. Mr. Swope is also a member of the board of directors of American Ecology Corporation where he serves as Chair of the Compensation Committee and as a member of the Governance Committee.

Kreisler Manufacturing Corporation is a manufacturer of precision metal components and assemblies for use in military and commercial aircraft engines and industrial gas turbines. These products primarily include tube and manifold assemblies. The Company has two wholly owned subsidiaries: Kreisler Industrial Corporation located in Elmwood Park, New Jersey, and Kreisler Polska Sp. z o.o located in Krakow, Poland.

For more information please contact:

Ned Stern, Chief Financial Officer

Kreisler Manufacturing Corporation

Tel (201) 791-0700 X222

Forward-Looking Statements

Certain oral statements made by management of the Company from time to time and certain statements contained herein or in periodic reports filed by the Company with the Securities and Exchange Commission are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to results of operations and the business of the Company. All such statements, other than statements of historical facts, including those regarding market trends, the Company's financial position and results of operations, business strategy, projected costs, and plans and objectives of management for future operations, are forward-looking statements. In general, such statements are identified by the use of forward-looking words or phrases, including, but not limited to, "estimates," "intended," "will," "should," "may," "believes," "expects," "expected," "anticipates," and "anticipated" or the negative thereof or variations thereon or similar terminology. These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. These forward-looking statements represent the Company's current judgment. The Company disclaims any intent or obligation to update its forward-looking statements. Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from those set forth in or underlying the forward-looking statements.